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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT  [ ]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [X]

CHECK THE APPROPRIATE BOX:

[ ]   PRELIMINARY PROXY STATEMENT
[ ]   DEFINITIVE PROXY STATEMENT            [ ]  CONFIDENTIAL, FOR USE OF THE
[ ]   DEFINITIVE ADDITIONAL MATERIALS            COMMISSION ONLY (AS PERMITTED)
[X]   SOLICITING MATERIAL PURSUANT TO            BY RULE 14A-6(E)(2)
      RULE 14A-12


                                    ICO, INC.
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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                           TRAVIS STREET PARTNERS, LLC
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    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)



PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  NO FEE REQUIRED.

[ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(4) AND 0-11.

      (1)   TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:
            NOT APPLICABLE

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      (2)   AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:  NOT
            APPLICABLE.

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      (3)   PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION
            COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED): NOT APPLICABLE.

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77968.0003
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      (4)   PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:  NOT APPLICABLE.

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      (5)   TOTAL FEE PAID:  NOT APPLICABLE.

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[ ]  FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS:

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

      (1)       AMOUNT PREVIOUSLY PAID:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (2)       FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:  NOT APPLICABLE.

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      (3)       FILING PARTY:  NOT APPLICABLE.

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      (4)       DATE FILED:  NOT APPLICABLE.

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
TRAVIS STREET PARTNERS, LLC                                   910 Travis Street
                                                                     Suite 2150
                                                          Houston,  Texas 77002
                                                               fax 713 759 2040
                                                               tel 713 759 2030
                                                   www.travisstreetpartners.com

FOR IMMEDIATE RELEASE

ICO REFUSES TO ADDRESS $2.85 ALL-CASH OFFER FROM TRAVIS STREET PARTNERS LLC

Houston, January 22, 2001 - Travis Street Partners LLC ("TSP"), a Houston-based company formed by a group of investors to acquire ICO, Inc. (NASDAQ: ICOC), disclosed today its response to ICO's January 18, 2001 letter. TSP currently owns 5.11% of ICO's common stock and has indicated it is prepared to offer $2.85 per share to acquire the rest of the company.

Last week, following charges of mismanagement raised by TSP and other shareholders, ICO announced that it had retained investment bankers to examine the company's strategic options. However, in a January 18, 2001 letter to TSP, ICO again declined to address the all-cash bid from TSP, once more citing problems with TSP's "process".

TSP responded to ICO on January 19, 2001 and today released the text of that letter, which answers ICO's charges that the TSP all-cash bid "smacks of extortion". In its letter, TSP challenged ICO's refusal to comment on TSP's cash offer or to put ICO up for sale to the highest bidder, requested that ICO publicly disclose the terms of its engagement agreement with Bear Stearns, and additionally suggested that non-management directors retain their own investment banking advisors.

The full text of the TSP letter to ICO follows:

           [letterhead of Travis Street Partners LLC]
           VIA FAX AND MAIL

           January 19, 2001

           The Board of Directors
           ICO, Inc.
           11490 Westheimer
           Suite 1000
           Houston TX 77077

           Ladies and Gentlemen:

           This morning, we were entertained to receive Dr. Asher "Al" O. Pacholder's January 18, 2001 letter, in which he accuses us of "extortion" because we told him we were ready to offer shareholders an 80% premium to market value to acquire ICO, Inc.

           It's ironic that Dr. Pacholder, who has presided over an 82% decline in ICO's market capitalization since 1997 and an 80% decline in tangible net worth per share since 1995, would view a $2.85 all-cash offer as "extortion".

           But let's consider the source. This is the same Dr. Asher "Al" O. Pacholder who hired four members of his family to manage ICO and has paid them $7 million of shareholder money over the last five years while accumulating losses of $17 million.

           In response to the other specifics of Dr. Pacholder's letter, we comment as follows:

           - The proxy contest. Dr. Pacholder complains about our "threat" to commence a costly proxy contest. As we have said before, we agree that proxy contests are expensive and should be unnecessary. Thus, if Dr. Pacholder sincerely desires to maximize shareholder value, we urge him to enter into meaningful dialogue with us and any other qualified bidder to arrange for a sale of the Company at the earliest possible date.

           - Competent investment banking advice. We applaud ICO's decision to retain investment banking assistance to evaluate all strategic alternatives with respect to ICO. But we also congratulate ourselves for prompting this review. Only on December 22, 2000, two days after we requested a reply to our $2.85 per share Offer Letter, did ICO finally decide to explore its "strategic alternatives". To demonstrate to all shareholders the focus of this investment banking engagement, we urge the Board of Directors to disclose the terms under which its advisers will be compensated. Specifically, we would welcome incentive-based arrangements which motivate the investment banker to obtain the highest possible value for shareholders through a sale of the company. Too many times, engagements of investment bankers are structured to support management. It would be refreshing to see ICO's Board of Directors actively seeking a sale of the Company in a success fee-oriented engagement letter.

                     In view of the control Dr. Pacholder appears to exercise over the Board of Directors, and to ensure that an equitable, open process is conducted which is fair to all shareholders, the non-Pacholder members of the Board of Directors, perhaps in conjunction with independent shareholders, should obtain independent investment banking advice at the Company's expense. In view of this Company's record of Pacholder-focused governance, in our opinion, shareholders need to protect themselves from the Pacholders just as much as they need protection from all-cash bids.

           -         The Shareholder Rights Plan (the "Poison Pill"). Dr.
                     Pacholder has accused us of trying to get control of ICO inexpensively, and he defends the Poison Pill as a legitimate defense to a takeover. Quite frankly, considering that he and his family personally own less than 3% of the stock, we find it amusing that he, of all people, is accusing us of trying to buy control of ICO on the cheap.

                     Actually, we're just interested in getting the company sold, and we've risked real money to do so. Our Offer Letter speaks for itself. If the Company feels our offer is inadequate, it should conduct an orderly auction of the Company to maximize shareholder value. We believe our Offer Letter is fair. If there are competitive bids out there, we welcome them.

                     As we have said before, we are ready to make a fully financed offer as soon as the Company's Poison Pill is dismantled. (If we actually say we are "offering" to buy the Company, the language in the Poison Pill may allow the Pacholders to invoke the Poison Pill, which, if valid, would effectively allow the Pacholders to dilute our equity holdings to zero.)

           - Dr. Pacholder says he is working to build shareholder value. We can only assume that the $1.6 million in compensation (which included about $600,000 in raises and bonuses) he paid his family last year is part of that effort. Given that compensation to Pacholder family members last year was five times ICO's earnings for common shareholders , shareholders should be concerned. If he continues to `build' shareholder value as he has in the past, we wish he'd stop right now.

           -         Dr. Pacholder's view of ICO value. Last June, Dr.
                     Pacholder's Board of Directors issued him and his family hundreds of thousands of ICO options at $1.75 per share. If those options were fairly priced to him, why doesn't he recommend that shareholders sell at $2.85 ?

           - Travis Street Partners and shareholder value. As investors can see on our website, in our SEC filings, and in our postings to Yahoo's ICOC message board, we've made our agenda and our objectives for ICO very clear to the investor community. ICO has yet to define its own program.

Without Travis Street Partners, we think ICO shareholders would be closer to where they were around December 5, 2000, when the common stock traded at $1.00 per share, instead of $2.25, where it closed yesterday. In the last six weeks, we've done more for shareholder value than Dr. Pacholder has done in the last six years.

When this Board of Directors is ready to enter meaningful dialogue with us with respect to the sale of the company, and specifically to respond to the economic terms of our December 20, 2000 Offer Letter, we are ready to discuss the merits of our offer and the various ways through which value can be maximized for all shareholders.

Alternatively, considering the Company's record and the support we have received from shareholders thusfar, we will look forward to having those discussions later this year, when, as we expect, shareholders will overwhelmingly vote for change at ICO by electing our director slate to sell the Company to the highest bidder.

Very truly yours,
TRAVIS STREET PARTNERS, LLC
Timothy J. Gollin, Manager

                                    * * * * *

                         CERTAIN ADDITIONAL INFORMATION

The participants in the proposed solicitation of proxies ("TSP Participants") are TSP and the following persons who are, or have funded capital contributions of, members of TSP: Chris N. O'Sullivan, Timothy J. Gollin, Christopher P. Scully, A. John Knapp, James D. Calaway, Charles T. McCord, III, a joint venture between McCord and Calaway, John V. Whiting, Freeman Capital Management LLC, Robert Whiting, Randall Grace, R. Allen Schubert and Stephen F. Martin. In aggregate, the TSP Participants beneficially own 1,158,300 shares of ICO's common stock or 5.11% of such shares outstanding (based on ICO's Annual Report on Form 10-K for the fiscal year ended September 30, 2000). TSP has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) in connection with a proposed solicitation that the TSP Participants may make with respect to shareholder proxies for the 2001 Annual Meeting of Shareholders of ICO. The Preliminary Proxy Statement contains important information, including additional information about the views and members of TSP as well as the individuals that TSP intends to nominate for election to the ICO Board of Directors. You should read the Preliminary Proxy Statement in its entirety. It can be obtained at no charge on the SEC's web site at http://www.sec.gov or by requesting a copy from MacKenzie Partners, Inc., (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).













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